EXHIBIT 5.1

OPINION ON LEGALITY

[Letterhead of The Otto Law Group, PLLC]

September 12, 2006

Northport Capital Inc.
1100-1200 W. 73rd Avenue
Vancouver, BC, Canada V6P 6G5

Re:	Registration of Common Stock of Northport Capital Inc.,
a Colorado corporation (“Northport”)

Lady and Gentlemen:

In connection with the registration on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate 15,746,880 shares of common stock (the “Shares”) for resale by Northport’s stockholders, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Northport.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.

Very truly yours,

THE OTTO LAW GROUP, PLLC

/s/ The Otto Law Group, PLLC